Exhibit 99.1

RingCentral Announces Second Quarter 2018 Results

Total Revenue up 34%

Total ARR crosses $600 million milestone

Enterprise business ARR up over 110%

Belmont, Calif. – August 6, 2018 – RingCentral, Inc. (NYSE: RNG), a leading provider of global enterprise cloud communications and collaboration solutions, today announced financial results for the second quarter ended June 30, 2018.

Second Quarter Financial Highlights

•	Total revenue increased 34% year over year to $161 million.

•	Software subscriptions revenue increased 32% year over year to $146 million.

•	Annualized Exit Monthly Recurring Subscriptions (ARR) increased 32% year over year to $630 million.

•	RingCentral Office® ARR increased 37% year over year to $548 million.

•	Enterprise ARR increased over 110% year over year to $122 million.

•	GAAP operating margin was (2.9%), down 0.7 points year over year, while non-GAAP operating margin was 8.8%, up 1.8 points year over year.

“We had an outstanding second quarter, led by continuing strength in our mid-market and enterprise businesses and momentum from our channel partners. Our enterprise business again grew triple digits with significant wins from landing new logos and expanding into existing enterprise accounts.” said Vlad Shmunis, RingCentral’s founder, chairman and CEO. “We believe our relentless focus on product innovation continues to differentiate us in the marketplace and it underpins our broad-based momentum. With our growing lead in the cloud communications industry and the large underpenetrated market opportunity in front of us, we believe we are well positioned to achieve our goal of exceeding $1 billion in revenue in 2020.”

New Accounting Standard

The Company adopted the new standard related to revenue recognition (Topic 606) effective January 1, 2018. The financial information in this press release is prepared in accordance with Topic 606, and the comparison period amounts used to calculate growth rates are based on amounts that have been adjusted from previously reported amounts to conform to the requirements of Topic 606.

Financial Results for the Second Quarter 2018

•

Revenue and Gross Margin: Total revenue was $161 million for the second quarter of 2018, up from $120 million in the second quarter of 2017, representing 34% growth. Total GAAP gross margin was 76.3% for the second quarter of 2018, up 1.0 points compared to 75.3% in the second quarter of 2017.

•

Net Income (Loss) Per Share: GAAP net loss per share was ($0.10) for the second quarter of 2018 compared with ($0.03) for the second quarter of 2017. Non-GAAP net income per diluted share was $0.19 for the second quarter of 2018, compared with $0.10 per diluted share for the second quarter of 2017.

•	Balance Sheet: Total cash and cash equivalents at the end of the second quarter of 2018 was $567 million, compared with $555 million at the end of the first quarter of 2018.

Recent Highlights

•

RingCentral was added to the Russell 1000 index after equity markets closed on June 22, 2018. The Russell 1000 index is comprised of the largest 1,000 companies across various Russell indexes. The Russell Indexes are widely used by investment managers and institutional investors as index funds and benchmarks for both active and passive investment strategies. Approximately $8.6 trillion in assets are benchmarked against the Russell indexes.

•

RingCentral added Japanese and Brazilian Portuguese language support to its end points and admin portal. This provides fully localized experience for end users and administrators located in global offices in Japan and Brazil.

•

Announced RingCentral has been ranked #1 in IHS Markit’s 2018 North American Unified Communications as a Service (UCaaS) Scorecard. Named the leader for the second consecutive year, RingCentral achieved this recognition due to its market share position, business growth, product capabilities, and continued traction among mid-market and large enterprise businesses.

•

RingCentral Glip® was recognized as an industry leader in the 2018 Aragon Research Globe for Mobile Collaboration report. Glip was chosen as an industry leader because of its mobile first design, best-in-class user experience and ability to serve as a digital communications hub and increase workforce productivity.

•	RingCentral won the 2018 API Award for best in communication APIs, given by API World. RingCentral was recognized for technical innovation and adoption by the developer community.

Financial Outlook

Full Year 2018 Guidance:

•	Raising software subscriptions revenue range to $595 to $600 million, representing annual growth of 28% to 29%. This is up from our prior range of $588 to $594 million and annual growth of 26% to 28%.

•	Raising total revenue range to $649 to $656 million, representing annual growth of 29% to 30%. This is up from our prior range of $638 to $647 million and annual growth of 27% to 28%.

•	Raising GAAP operating margin range to (3.5%) to (2.9%), up from the prior range of (4.0%) to (3.4%).

•	Raising non-GAAP operating margin range to 8.2% to 8.4%, up from the prior range of 8.1% to 8.3%.

•	Raising non-GAAP EPS range to $0.66 to $0.70 based on 86.0 million fully diluted shares. This is up from our prior range of $0.61 to $0.65.

Third Quarter 2018 Guidance:

•	Software subscriptions revenue range of $152.0 to $154.0 million, representing annual growth of 27% to 28%

•	Total revenue range of $165 to $168 million, representing annual growth of 27% to 29%

•	GAAP operating margin range of (4.5%) and (3.5%)

•	Non-GAAP operating margin range of 8.0% and 8.2%

•	Non-GAAP EPS range of $0.15 to $0.17 based on 86.0 million fully diluted shares

For a reconciliation of our forecasted non-GAAP operating margin, see “Reconciliation of Forecasted Operating Margin GAAP Measures to Non-GAAP Measures.” We have not reconciled our forecasted non-GAAP EPS to GAAP EPS because we do not provide guidance on it. We do not provide guidance on forecasted GAAP EPS because of the inherent uncertainty and complexity involved in forecasting the intercompany remeasurement gain (loss), which could be a significant reconciling item between the non-GAAP and respective GAAP measure. The intercompany remeasurement gain (loss) is affected by the movement in various exchange rates relative to the US Dollar, which is difficult to predict and subject to constant change. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Conference Call Details:

•	What: RingCentral financial results for the second quarter of 2018 and outlook for the third quarter and full year of 2018.

•	When: Monday, August 6, 2018 at 2:00PM PT (5:00PM ET).

•

Dial-in: To access the call in the United States, please dial (877) 705-6003, and for international callers, dial (201) 493-6725. Callers are encouraged to dial into the call 10 to 15 minutes prior to the start to prevent any delay in joining.

•	Webcast: http://ir.ringcentral.com/ (live and replay).

•

Replay: Following the completion of the call through 11:59 PM Eastern Time on August 13, 2018, a telephone replay will be available by dialing (844) 512-2921 from the United States or (412) 317-6671 internationally with recording access code 13681614.

Investor Presentation Details

An investor presentation providing additional information and analysis can be found at http://ir.ringcentral.com/.

About RingCentral

RingCentral, Inc. (NYSE: RNG) is a leading provider of global enterprise cloud communications and collaboration solutions. More flexible and cost-effective than legacy on-premises systems, RingCentral empowers today’s mobile and distributed workforce to communicate, collaborate, and connect from anywhere, on any device. RingCentral unifies voice, video, team messaging and collaboration, conferencing, online meetings, and integrated contact center solutions. RingCentral’s open platform integrates with leading business apps and enables customers to easily customize business workflows. RingCentral is headquartered in Belmont, California, and has offices around the world.

©2018 RingCentral, Inc. All rights reserved. RingCentral, RingCentral Office, RingCentral Glip and the RingCentral logo are trademarks of RingCentral, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements,” including but not limited to, statements regarding our future financial results, our GAAP and non-GAAP guidance, our revenue growth and our expectation of exceeding $1 billion in revenue by the end of 2020, our strength in the mid-market and enterprise segments, and our channel partner momentum, our growing lead in the cloud communications industry and our market opportunity. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on assumptions that may prove to be incorrect, which could cause actual results to differ materially from those expected or implied by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are: our ability to grow at our expected rate of growth; our ability to add and retain larger and enterprise customers and enter new geographies and markets; our ability to continue to release, and gain customer acceptance of, new and improved versions of our services; our ability to compete successfully against existing and new competitors; our ability to enter into and maintain relationships with carriers and other resellers; our ability to manage our expenses and growth; and general market, political, economic, and business conditions, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Form 10-Q for the quarter ended March 31, 2018, filed with the Securities and Exchange Commission; and in other filings we make with the Securities and Exchange Commission from time to time.

All forward-looking statements in this press release are based on information available to RingCentral as of the date hereof, and we undertake no obligation to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of the current financial quarter.

Non-GAAP Financial Measures

Our reported financial results and financial outlook include certain Non-GAAP financial measures, including Non-GAAP software subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP operating income (loss), Non-GAAP net income (loss) and Non-GAAP net income (loss) per diluted share. Non-GAAP software subscriptions gross margin is defined as Non-GAAP subscriptions gross profit divided by GAAP subscriptions revenue. Non-GAAP other gross margin is defined as Non-GAAP other gross profit divided by GAAP other revenue. Non-GAAP operating income (loss) is defined as operating income (loss) excluding share-based compensation, amortization of acquisition intangibles, and acquisition related matters. Non-GAAP operating margin is defined as Non-GAAP operating income (loss) divided by total GAAP revenue. Non-GAAP net income (loss) is defined as GAAP net income (loss) excluding share-based compensation, intercompany remeasurement gains or losses, acquisition related matters, amortization of acquisition intangibles, non-cash interest expense associated with amortization of debt discount and issuance costs related to our convertible senior notes, and the related income tax effect of these adjustments.

Non-GAAP diluted shares outstanding include the impact on shares used in per share calculations of our outstanding capped call transactions. Our outstanding capped call transactions are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of our convertible notes and therefore will be included in the calculations of non-GAAP diluted shares outstanding.

We have included Non-GAAP software subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP net income (loss) and Non-GAAP net income (loss) per diluted share in this press release because they are key measures used by us to understand and evaluate our operating performance and trends, to prepare and approve our annual budget, and to develop short and long-term operational plans. In particular, the exclusion of certain expenses in calculating Non-GAAP software subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP net income (loss), and Non-GAAP net income (loss) per diluted share provide useful measure for period-to-period comparisons of our business.

Although Non-GAAP software subscriptions gross margin, Non-GAAP other gross margin, Non-GAAP operating margin, Non-GAAP net income (loss), and Non-GAAP net income (loss) per diluted share, are frequently used by investors in their evaluations of companies, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered alongside other financial performance measures.

Reconciliations of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release.

Other Measures

Our reported results also include our annualized exit monthly recurring subscriptions, RingCentral Office® annualized exit monthly recurring subscriptions, enterprise annualized exit monthly recurring subscriptions and net monthly subscriptions dollar retention. We define our annualized exit monthly recurring subscriptions as our monthly recurring subscriptions multiplied by 12. Our monthly recurring subscriptions equal the monthly value of all recurring charges in effect at the end of a given month. We believe this metric is a leading indicator of our anticipated subscriptions revenue. We calculate our RingCentral Office® annualized exit monthly recurring subscriptions in the same manner as we calculate our annualized exit monthly recurring subscriptions, except that only customer subscriptions from RingCentral Office® customers are included when determining monthly recurring subscriptions for the purposes of calculating this key business metric. We calculate enterprise annualized exit monthly recurring subscriptions in the same manner as we calculate our annualized exit monthly recurring subscriptions, except that only customer subscriptions from customers generating $100,000 or more in monthly recurring revenue are included, We define Dollar Net Change as the quotient of (i) the difference of our Monthly Recurring Subscriptions at the end of a period minus our Monthly Recurring Subscriptions at the beginning of a period minus our Monthly Recurring Subscriptions at the end of the period from new customers we added during the period, (ii) all divided by the number of months in the period. We define our Average Monthly Recurring Subscriptions as the average of the Monthly Recurring Subscriptions at the beginning and end of the measurement period.

Investor Relations Contact:

Paul Thomas, RingCentral

(650) 458-4462

Paul.Thomas@RingCentral.com

Media Contact:

Jennifer Caukin, RingCentral

(650) 561-6348

Jennifer.Caukin@ringcentral.com

TABLE 1

RINGCENTRAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30, 2018	December 31, 2017 *As Adjusted
Assets
Current assets
Cash and cash equivalents	$567,280	$181,192
Accounts receivable, net	67,015	46,690
Deferred sales commission costs	19,140	15,424
Prepaid expenses and other current assets	24,643	21,512

Total current assets	678,078	264,818
Property and equipment, net	55,076	43,298
Deferred sales commission costs, noncurrent	47,085	37,871
Goodwill	9,393	9,393
Acquired intangibles, net	21,128	1,462
Other assets	2,569	2,972

Total assets	$813,329	$359,814

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,366	$7,322
Accrued liabilities	76,382	54,977
Current portion of capital lease obligation	943	—
Deferred revenue	73,240	62,917

Total current liabilities	156,931	125,216
Convertible senior notes, net	356,788	—
Capital lease obligation	2,829	—
Other long-term liabilities	5,757	6,252

Total liabilities	522,305	131,468
Stockholders’ equity:
Common stock	8	8
Additional paid-in capital	508,728	434,840
Accumulated other comprehensive income	2,795	2,998
Accumulated deficit	(220,507)	(209,500)

Total stockholders’ equity	$291,024	$228,346

Total liabilities and stockholders’ equity	$813,329	$359,814

*	Prior-period information has been adjusted for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we adopted on January 1, 2018.

TABLE 2

RINGCENTRAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 *As Adjusted	2018	2017 *As Adjusted
Revenues
Software subscriptions	$145,959	$110,896	$282,919	$215,026
Other	14,873	9,023	28,256	17,127

Total revenues	160,832	119,919	311,175	232,153

Cost of revenues
Software subscriptions	26,716	21,795	51,242	42,058
Other	11,350	7,766	22,498	14,809

Total cost of revenues	38,066	29,561	73,740	56,867

Gross profit	122,766	90,358	237,435	175,286
Operating expenses
Research and development	24,814	18,617	47,465	35,704
Sales and marketing	79,023	56,361	150,943	110,626
General and administrative	23,583	18,007	45,032	33,812

Total operating expenses	127,420	92,985	243,440	180,142

Loss from operations	(4,654)	(2,627)	(6,005)	(4,856)
Other income (expense), net
Interest expense	(4,836)	(9)	(6,247)	(88)
Other income, net	1,338	578	1,411	700

Other income (expense), net	(3,498)	569	(4,836)	612

Loss before income taxes	(8,152)	(2,058)	(10,841)	(4,244)
Provision for income taxes	139	57	166	108

Net loss	$(8,291)	$(2,115)	$(11,007)	$(4,352)

Net loss per common share
Basic and diluted	$(0.10)	$(0.03)	$(0.14)	$(0.06)

Weighted-average number of shares used in computing net loss per share
Basic and diluted	79,089	75,867	78,717	75,278

*	Prior-period information has been adjusted for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we adopted on January 1, 2018.

TABLE 3

RINGCENTRAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Six months ended June 30,
	2018	2017 *As Adjusted
Cash flows from operating activities
Net loss	$(11,007)	$(4,352)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	11,476	7,842
Share-based compensation	30,864	19,562
Amortization of deferred sales commission costs	8,673	5,543
Amortization of debt discount and issuance costs	6,154	—
Foreign currency remeasurement (gain) loss	778	(463)
Provision for bad debt	1,137	1,003
Deferred income taxes	11	(12)
Other	210	113
Changes in assets and liabilities
Accounts receivable	(21,462)	(4,711)
Deferred sales commission costs	(21,603)	(14,605)
Prepaid expenses and other current assets	(2,795)	(2,623)
Other assets	(626)	501
Accounts payable	(499)	(1,427)
Accrued liabilities	17,736	3,136
Deferred revenue	10,323	7,969
Other liabilities	(495)	(24)

Net cash provided by operating activities	28,875	17,452

Cash flows from investing activities
Purchases of property and equipment	(11,856)	(8,814)
Capitalized internal-use software	(5,367)	(3,488)
Cash paid for acquisition of intangible assets	(18,470)	—
Restricted investment	—	530

Net cash used in investing activities	(35,693)	(11,772)

Cash flows from financing activities
Proceeds from issuance of convertible senior notes, net of issuance costs	449,457	—
Payments for capped call transactions and costs	(49,910)	—
Repurchase of common stock	(15,000)	—
Proceeds from issuance of stock in connection with stock plans	11,729	17,449
Taxes paid related to net share settlement of equity awards	(2,986)	(1,118)
Repayment of debt	—	(14,840)
Repayment of capital lease obligations	(741)	(181)

Net cash provided by financing activities	392,549	1,310

Effect of exchange rate changes	357	(330)
Net increase in cash, cash equivalents and restricted cash	386,088	6,660
Cash, cash equivalents and restricted cash
Beginning of period	181,192	160,355

End of period	$567,280	$167,015

*	Prior-period information has been adjusted for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we adopted on January 1, 2018.

TABLE 4

RINGCENTRAL, INC.

RECONCILIATION OF OPERATING INCOME (LOSS)

GAAP MEASURES TO NON-GAAP MEASURES

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months ended June 30,
	2018	2017 *As Adjusted	2018	2017 *As Adjusted
Revenues
Software subscriptions	$145,959	$110,896	$282,919	$215,026
Other	14,873	9,023	28,256	17,127

Total revenues	160,832	119,919	311,175	232,153

Cost of revenues reconciliation
GAAP Software subscriptions cost of revenues	26,716	21,795	51,242	42,058
Stock-based compensation	(1,136)	(997)	(2,012)	(1,722)
Amortization of acquisition intangibles	(150)	(150)	(301)	(301)

Non-GAAP Software subscriptions cost of revenues	25,430	20,648	48,929	40,035

GAAP Other cost of revenues	11,350	7,766	22,498	14,809
Stock-based compensation	(165)	(41)	(299)	(73)

Non-GAAP Other cost of revenues	11,185	7,725	22,199	14,736

Gross profit and gross margin reconciliation
Non-GAAP Subscriptions	82.6%	81.4%	82.7%	81.4%
Non-GAAP Other	24.8%	14.4%	21.4%	14.0%
Non-GAAP Gross profit	77.2%	76.3%	77.1%	76.4%
Operating expenses reconciliation
GAAP Research and development	24,814	18,617	47,465	35,704
Stock-based compensation	(3,906)	(2,342)	(7,000)	(4,201)
Acquisition related matters	—	(178)	—	(443)

Non-GAAP Research and development	20,908	16,097	40,465	31,060

As a % of total revenues non-GAAP	13.0%	13.4%	13.0%	13.4%
GAAP Sales and marketing	79,023	56,361	150,943	110,626
Stock-based compensation	(7,189)	(3,926)	(12,230)	(7,451)
Amortization of acquisition intangibles	(1,099)	(76)	(2,015)	(180)

Non-GAAP Sales and marketing	70,735	52,359	136,698	102,995

As a % of total revenues non-GAAP	44.0%	43.7%	43.9%	44.4%
GAAP General and administrative	23,583	18,007	45,032	33,812
Stock-based compensation	(5,201)	(3,321)	(9,323)	(6,115)

Non-GAAP General and administrative	18,382	14,686	35,709	27,697

As a % of total revenues non-GAAP	11.4%	12.2%	11.5%	11.9%
Income (loss) from operations reconciliation
GAAP loss from operations	(4,654)	(2,627)	(6,005)	(4,856)
Stock-based compensation	17,597	10,627	30,864	19,562
Amortization of acquisition intangibles	1,249	226	2,316	481
Acquisition related matters	—	178	—	443

Non-GAAP Income from operations	14,192	8,404	27,175	15,630

Non-GAAP Operating margin	8.8%	7.0%	8.7%	6.7%

*	Prior-period information has been adjusted for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we adopted on January 1, 2018.

TABLE 5

RINGCENTRAL, INC.

RECONCILIATION OF NET INCOME (LOSS)

GAAP MEASURES TO NON-GAAP MEASURES

(In thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017 *As Adjusted	2018	2017 *As Adjusted
Net Income (loss) reconciliation
GAAP net loss	$(8,291)	$(2,115)	$(11,007)	$(4,352)
Stock-based compensation	17,597	10,627	30,864	19,562
Amortization of acquisition intangibles	1,249	226	2,316	481
Acquisition related matters	—	178	—	443
Amortization of debt discount and issuance costs	4,784	—	6,154	—
Intercompany remeasurement loss (gain)	749	(435)	1,023	(478)
Income tax expense effects **	—	—	—	—

Non-GAAP net income	$16,088	$8,481	$29,350	$15,656

Basic and diluted net income (loss) per share
Reconciliation between GAAP and non-GAAP weighted average shares used in computing basic and diluted net income / (loss) per common share:
Weighted average number of shares used in computing net loss per share	79,089	75,867	78,717	75,278
Effect of dilutive securities	6,579	6,192	6,604	5,579

Non-GAAP weighted average shares used in computing non-GAAP net income per share	85,668	82,059	85,321	80,857

GAAP Net loss per share	$(0.10)	$(0.03)	$(0.14)	$(0.06)

Non-GAAP Net income per share	$0.19	$0.10	$0.34	$0.19

*	Prior-period information has been adjusted for the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which we adopted on January 1, 2018.
**	The non-GAAP adjustments do not have an impact on our income tax provision due to our continued history of non-GAAP losses and full valuation allowance.

TABLE 6

RINGCENTRAL, INC.

RECONCILIATION OF FORECASTED OPERATING MARGIN

GAAP MEASURES TO NON-GAAP MEASURES

(In millions, except per share data)

(Unaudited)

	Q3 2018		FY 2018
	Low Range	High Range	Low Range	High Range
GAAP revenues	165.0	168.0	649.0	656.0
GAAP loss from operations	(7.5)	(5.9)	(22.8)	(18.9)
GAAP operating margin	(4.5%)	(3.5%)	(3.5%)	(2.9%)
Stock-based compensation	19.4	18.4	71.0	69.0
Amortization of acquisition intangibles	1.3	1.3	5.0	5.0

Non-GAAP income from operations	$13.2	$13.8	$53.2	$55.1
Non-GAAP operating margin	8.0%	8.2%	8.2%	8.4%